UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 8, 2014
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LA JOLLA PHARMACEUTICAL COMPANY
(Exact name of registrant as specified in its charter)
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California	1-36282	33-0361285
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4660 La Jolla Village Drive, Suite 1070, San Diego, California 92122
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (858) 207-4264
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On July 8, 2014, La Jolla Pharmaceutical Company (the “Company”) announced that the Company plans to begin a phase 3 registration program for LJPC-501 (angiotensin II) for the treatment of catecholamine-resistant hypotension (CRH), a new indication. Initiation of this registration program is the result of a recent meeting between the Company and the U.S. Food and Drug Administration at which agreement was reached that blood pressure could serve as an appropriate primary endpoint for approval.

Hypotension, if uncorrected, is life-threatening and occurs as the result of various underlying conditions such as blood loss due to trauma, septic shock, poor heart function or drug reactions. The first line of treatment is catecholamine infusion. Catecholamines are derived from the amino acid tyrosine and include epinephrine (adrenaline), norepinephrine (noradrenaline), and dopamine, which act as neurotransmitters that increase blood pressure. While largely effective, some patients fail to respond to adequate doses and are defined as catecholamine-resistant.

LJPC-501 is a peptide agonist of the renin-angiotensin system that acts to stabilize blood pressure. One of the most widely prescribed classes of blood pressure medication, angiotensin converting enzyme inhibitors, inhibits the production of angiotensin II, thereby reducing blood pressure.

Due to the estimated size of the patient population in the United States for this indication, the Company has filed for Orphan Drug status for LJPC-501 for the treatment of CRH.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA JOLLA PHARMACEUTICAL COMPANY

Date:	July 14, 2014	By:	/s/ George F. Tidmarsh
		Name:	George F. Tidmarsh, M.D., Ph.D.
		Title:	President and Chief Executive Officer